EXHIBIT 99.0


FOR IMMEDIATE RELEASE         CONTACT:
March 20, 1997                Mattel, Inc.
                              News Media            Investor Relations
                              Glenn Bozarth         Mike Salop
                              310-252-3521          310-252-2703




              MATTEL/TYCO MERGER TO BE COMPLETED BY MARCH 31
              ----------------------------------------------


                  INTEGRATION/RESTRUCTURING TO RESULT IN
                   $700 MILLION IN SAVINGS OVER 5 YEARS

LOS ANGELES, March 20 -- Mattel, Inc. today announced that its merger with Tyco Toys, Inc. has cleared the Federal Trade Commission, and that the two companies plan to consummate the merger by March 31, 1997.

"The merger of these two companies will be an excellent strategic fit that will maximize the value of some of the world's greatest toy brands," Jill
E. Barad, Mattel's president and chief executive officer, said. "This merger will produce benefits for our shareholders that would not have been realized by the two companies operating alone."

Barad said that Mattel is already moving ahead with a new strategy that capitalizes on the strength of its core businesses. "We will simplify and focus our business by concentrating on those global brands and categories in which we have a leadership position and maximum profit potential," she said.

"The integration of Tyco's well-known brands such as Matchbox and Sesame Street with the Mattel brands of Barbie, Fisher-Price, Disney and Hot Wheels will strengthen our portfolio," Barad said. "And the combination of the two companies will provide efficiencies resulting in significant cost savings.

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"As part of our previously announced strategy, we will exit those product lines that do not meet our core brand criteria, while at the same time reducing the cost structure of Mattel's worldwide organization," she said. "Our Tyco integration planning has helped us discover additional efficiencies available through a Mattel restructuring."

Barad said that the combined result of the Tyco integration and Mattel restructuring will be an anticipated one-time, pre-tax charge of approximately $275 million to be taken in the 1997 first quarter.
Approximately $175 million of the charge is related to Tyco integration and $100 million is related to Mattel restructuring.

"As a result of these actions, we expect to generate cost savings of more than $700 million over the next 5 years," Barad said. She also said that the company expects to achieve cost savings of approximately $60 million during the remainder of 1997.

The integration and restructuring charge will include expenses for transaction fees related to the merger, a realignment of U.S. and international operations, limited disposition of certain businesses and overhead reduction. The integration and restructuring will result in the elimination of approximately 2,700 positions worldwide from the combined company.

"The benefits of our new strategy will not affect our first quarter performance," she said. "Demand for Barbie and Hot Wheels products has remained excellent, with consumer take-away for both brands increasing by more than 20 percent over the 1996 first quarter. But as a result of the Fisher-Price inventory carried over from 1996, as well as continued weakness in Europe and the strong dollar, we

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expect earnings before the charge to be in the range of $.01 to $.04 per share for the 1997 first quarter, compared with $.ll in 1996," Barad said.

"The benefits of this cost rationalization will be seen later in the year. Based on these actions, we believe that earnings per share for 1997, before the charge, will be in the range of $1.65 to $1.70, including the negative currency impact, versus $1.44 before the impact of one-time charges in 1996," she said.

"Our company is in the best strategic position in its 52-year history," Barad said. "The merger with Tyco brings us valuable new franchises, which will allow us to focus even more on brand building."

Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.

Note:

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to, the restructuring charge, cost savings and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.


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